Exhibit 5.1


                                                              December 15, 2004


Applied NeuroSolutions, Inc.
50 Lakeview Parkway, Suite 111
Vernon Hills, IL  60061

                  Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Applied NeuroSolutions, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933 for the purpose of registering an aggregate of 15,849,758 shares of its common stock, par value $.0025 per share (the "Shares"), that may be issued pursuant to (x) warrants granted by the Company to various consultants for consulting services and to employees (the "Warrants") and (y) options previously granted and to be granted under the Hemoxymed, Inc. 2003 Stock Option Plan (the "Options").

         On the basis of such investigation as we have deemed necessary, we are of the opinion that (i) the Shares have been duly and validly authorized for issuance and (ii) the Shares, when issued pursuant to the Warrants and the Options, in each case upon due exercise thereof and in accordance with the provisions of the Warrants or Options (as the case may be) (including payment of the exercise price provided for therein), will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                                      Very truly yours,


                                                      /s/ Eilenberg & Krause LLP